                           SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant /x/
Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement

/ /  Confidential, for Use of the Commission Only
     (as permitted by Rule 14a-6(e)(2))

/x/  Definitive Proxy Statement

/ /  Definitive Additional Materials

/ /  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                         ROFIN-SINAR TECHNOLOGIES INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
                  (Name of Person(s) Filing Proxy Statement)


Payment of Filing Fee (Check the appropriate box):

/x/   No fee required.

/ /   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1)  Title of each class of securities to which transactions applies:

          ----------------------------------------------------------------------
      2)  Aggregate number of securities to which transaction applies:

          ----------------------------------------------------------------------

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ----------------------------------------------------------------------

      4)  Proposed maximum aggregate value of transaction:

          ----------------------------------------------------------------------


      5)   Total fee paid:

          ----------------------------------------------------------------------

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by the registration statement number, or the Form or Schedule and the date of its filing.

       1)   Amount Previously Paid:_____________________________________________

       2)   Form Schedule or Registration Statement No.:________________________

       3)   Filing Party:_______________________________________________________

       4)   Date Filed:________________________________________

                    [ROFIN-SINAR TECHNOLOGIES LOGO]


PETER WIRTH
  Chairman of the Board,
  President and
  Chief Executive Officer                                     January 28, 1997


Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders that will be held on Tuesday, March 18, 1997, at 10:00 a.m., local time, at the Embassy Suites Livonia, 19525 Victor Parkway, Livonia, Michigan 48152.

The enclosed notice and proxy statement contain details concerning the business to be acted upon at the meeting. You will note that the Board of Directors of the Company recommends a vote "FOR" the election of two directors to serve until the 2000 Annual Meeting of Stockholders and for the ratification of KPMG Peat Marwick LLP as independent public auditors of the Company. Please sign and return your proxy card in the enclosed postage-paid envelope at your earliest convenience to assure that your shares will be represented and voted at the meeting even if you cannot attend.

To help us plan for the meeting, please mark the appropriate box on the accompanying proxy card telling us if you will be attending.

                                     Sincerely,

                                     /s/  Peter Wirth
                                     ______________________
                                     Peter Wirth

                    [ROFIN-SINAR TECHNOLOGIES LOGO]

             NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO THE STOCKHOLDERS
OF ROFIN-SINAR TECHNOLOGIES INC.


The Annual Meeting of Stockholders of Rofin-Sinar Technologies, Inc. will be held at Embassy Suites Livonia, 19525 Victor Parkway, Livonia, Michigan 48152, on Tuesday, March 18, 1997, at 10:00 a.m., local time, for the following purposes:

    1. To elect two Class I directors to serve for a three-year term until the 2000 Annual Meeting of Stockholders;

    2. To appoint KPMG Peat Marwick LLP as independent auditors for the Company for the fiscal year ended September 30, 1997; and

    3. To transact such other business as may properly come before the meeting and any adjournments thereof.

Stockholders of record at the close of business on January 23, 1997 are entitled to notice of, and to vote at, the meeting and any adjournments thereof.

                                By Order of the Board of Directors

                                /s/ Derek Heins
                                -------------------------------
                                Derek Heins
                                Assistant Secretary

Plymouth, Michigan
January 28, 1997


EACH STOCKHOLDER IS URGED TO EXECUTE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY. IN THE EVENT A STOCKHOLDER DECIDES TO ATTEND THE MEETING, HE OR SHE MAY, IF SO DESIRED, REVOKE THE PROXY AND VOTE THE SHARES IN PERSON.

                         ROFIN-SINAR TECHNOLOGIES INC.
                               45701 MAST STREET
                           PLYMOUTH, MICHIGAN  48170

                      ----------------------------------

                                PROXY STATEMENT

                      ----------------------------------

                      FOR ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON MARCH 18, 1997

                      ----------------------------------

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Rofin-Sinar Technologies Inc., a Delaware corporation (the "Company"), to be voted at the Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held at Embassy Suites Livonia, 19525 Victor Parkway, Livonia, Michigan 48152, on March 18, 1997 at 10:00 a.m., local time, and at any adjournments thereof. The approximate date on which this Proxy Statement and form of proxy are first being sent to the stockholders is January 28, 1997.

     Only holders of record of shares of Common Stock of the Company at the close of business on January 23, 1997 (the "Record Date") are entitled to vote at the Annual Meeting or any adjournments thereof. Each owner of record on the record date is entitled to one vote for each share of Common Stock of the Company so held. The presence, either in person or by properly executed proxy, of the owners of a majority of the outstanding shares of Common Stock of the Company is necessary to constitute a quorum at the Annual Meeting and to permit action to be taken by the stockholders at such meeting. As of the close of business on the Record Date, there were 11,510,500 shares of Common Stock of the Company outstanding.

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is exercised by delivering to the Company (to the attention of Derek Heins) a written notice of revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person.

     All properly executed proxies delivered pursuant to this solicitation and not revoked will be voted at the Annual Meeting in accordance with the directions given. Stockholders voting by proxy for the election of directors nominated to serve until the 2000 Annual Meeting may vote in favor of all nominees or withhold their votes as to all nominees or withhold their votes as to specific nominees. Stockholders should specify their choices on the enclosed form of proxy. If no specific instructions are given with respect to the matters to be acted upon, the shares represented by a signed proxy will be voted FOR the election of all nominees for director and FOR the proposal to ratify the appointment of auditors. Directors will be elected by a plurality of the votes cast by the holders of the shares of Common Stock voting in person or by proxy at the Annual Meeting. Abstentions and broker non-votes will not affect the outcome of the vote.

     The Board of Directors of the Company knows of no business that will be presented for consideration at the Annual Meeting other than the matters described in this Proxy Statement. If any other matters are presented at the Annual Meeting, the persons named in the proxy card will vote in accordance with their judgment.

     This solicitation is being made by the Board of Directors of the Company and its cost (including preparing and mailing of the notice, this Proxy Statement and the form of proxy) will be paid by the Company. The Company will also make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send the proxy material to their principals and will reimburse them for their reasonable expenses in so doing. To the extent necessary in order to ensure sufficient representation at the Annual Meeting, officers and regular employees of the Company may solicit the return of proxies by mail, telephone, telegram, telex and personal interview. No compensation in addition to regular salary and benefits will be paid to any officer or regular employee for such solicitation.

                                 PROPOSAL ONE:
                             ELECTION OF DIRECTORS

 Board of Directors

     The Board of Directors of the Company is divided into three classes, each class serving for a period of three years. Under the By-Laws of the Company the number of directors of the Company has initially been set at six.

     One-third of the members of the Board of Directors are elected by the stockholders annually. The Class I directors whose terms will expire at the Annual Meeting are Gunther Braun and Ralph E. Reins, both of whom have been nominated by the Board of Directors to stand for reelection as directors to hold office until the 2000 Annual Meeting of Stockholders and until their successors are elected and qualified. The Board of Directors knows of no reason why either nominee will be unable or unwilling to serve as a nominee or director if elected.

     Certain information about Gunther Braun and Ralph E. Reins, the Board's Class I director nominees, is furnished below:

         Gunther Braun has been Executive Vice President, Finance and Administration, Chief Financial Officer and Treasurer of the Company, as well as a member of its Board of Directors, since September 1996. Since 1994, he has also been the Financial Director for Rofin-Sinar Laser GmbH.
    He joined RSL in 1989 when RSL acquired Laser Optronic's marking division from Coherent General Inc. Mr. Braun holds a Business Administration degree from the Fachhochschule in Regensburg, Germany.

         Ralph E. Reins became President and Chief Executive Officer of AP Parts International, Inc. in 1996. Previously, Mr. Reins served as President and

    Chief Executive Officer of Envirotest Systems Corp. in 1995, as President of Allied Signal Automotive from 1991 through 1994 and as President of United Technologies Automotive from 1990 to 1991. Prior to that, he was Chairman, Chief Executive Officer, President and Chief Operating Officer of Mack Truck from 1989 to 1990 and President and Chief Executive Officer of ITT Automotive from 1985 to 1989. Mr. Reins is a member of the University of Michigan's National Advisory Council and the Society of Automotive Engineers.

     The two nominees receiving the highest number of affirmative votes will be elected as Class I directors of the Company.

Recommendation of the Board of Directors Concerning the Election of Directors

     The Board of Directors of the Company recommends a vote FOR Gunther Braun and Ralph E. Reins as Class I directors to hold office until the 2000 Annual Meeting of Stockholders and until their successors are elected and qualified. Proxies received by the Board of Directors will be so voted unless stockholders specify a contrary choice in their proxy.

                NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS
          FOR A THREE-YEAR TERM EXPIRING AT THE 2000 ANNUAL MEETING:

      Name                         Age          Director Since
      ----                         ---          --------------
Gunther Braun                      39                1996

Ralph E. Reins (A) (B)             56                1996



           DIRECTORS WHOSE TERMS EXPIRE AT THE 1998 ANNUAL MEETING:

      Name                         Age          Director Since
      ----                         ---          --------------
 Hinrich Martinen                  54                 1996

 Gary K. Willis (A)                51                 1996


           DIRECTORS WHOSE TERMS EXPIRE AT THE 1999 ANNUAL MEETING:

      Name                         Age          Director Since
      ----                         ---          --------------
Peter Wirth                        50                 1996

William R. Hoover (B)              67                 1996

-----------------
(A) Member of the Audit Committee.
(B) Member of the Compensation Committee.

                       DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information with respect to the executive officers.

Name                  Age       Title
____                  ---       -----
Peter Wirth           50        Chairman of the Board of Directors, Chief
                                Executive Officer and President

Hinrich Martinen      54        Executive Vice President, Research and
                                Development Operations, Chief Technical Officer and Director

Gunther Braun         39        Executive Vice President, Finance and
                                Administration, Chief Financial Officer,
                                Treasurer and Director

Walter Volkmar        53        Manager, RSL Marking Division

Joseph Ferrario       49        President, RSI

Richard Walker        51        Vice President - Sales and Marketing, RSI

Bernd Ladiges         54        European Sales Manager, RSL

Ulrich Hefter         43        Manager of Research and Development for the
                                Marking Division, RSL

William R. Hoover     67        Director

Ralph E. Reins        56        Director

Gary K. Willis        51        Director

Business Experience

Peter Wirth is Chairman of the Board of Directors, Chief Executive Officer and President of the Company. He has also served as the General Manager of RSL since October 1994. From 1991 until October 1994, Dr. Wirth was President of Rofin-Sinar, Inc. He joined Rofin-Sinar in 1979 as Sales Manager for Industrial Lasers, and became Director, Sales and Marketing in 1983. He holds a Masters Degree and a Ph.D in Physics from the Technical University in Munich, Germany.

Hinrich Martinen is Executive Vice President, Research and
Development/Operations and Chief Technical Officer, as well as a member of the Board of Directors of the Company. He has held a number of senior R&D management positions since joining RSL in 1981 and is currently the Technical Director of RSL. Mr. Martinen holds a Masters Degree in Physics from the University of Hamburg, Germany.

Gunther Braun has been Executive Vice President, Finance and Administration,

Chief Financial Officer and Treasurer of the Company, as well as a member of its Board of Directors, since September 1996. Since 1994, he has also been the Financial Director for Rofin-Sinar Laser GmbH. He joined RSL in 1989 when RSL acquired Laser Optronic's marking division from Coherent General Inc. Mr. Braun holds a Business Administration degree from the Fachhochschule in Regensburg, Germany.

Walter Volkmar has been the Manager of the Marking Division of RSL since 1994. He joined RSL in 1989 when RSL acquired Laser Optronic's marking division from Coherent General Inc. Dr. Volkmar holds

Master's Degrees in Mechanical Engineering and Business Administration from the Technical University in Darmstadt, and a Ph.D. in Economics and Trade from the University of Parma in Italy.

Joseph Ferrario was the President of RSI from August 1994 until December 20, 1996, at which time Mr. Ferrario's employment as President terminated. Pursuant to a letter agreement between the Company and Mr. Ferrario, Mr. Ferrario's employment with the Company will terminate in all capacities effective December 20, 1997. See "Employment Agreements and Termination of Employment Arrangements -- Termination of Employment Agreement with Mr. Ferrario."

Richard Walker has been the Vice President Sales and Marketing of RSI since 1993. Prior to that, he was Vice President Marketing for Nd:YAG products. Mr. Walker joined RSI in 1988. Mr. Walker holds a B.S. from the University of London.

Bernd Ladiges has been the European Sales Manager of RSL since 1987. He joined RSL in 1982. Mr Ladiges holds an electrical engineering and economics degree from the Fachhochschule in Wedel, Germany.

Ulrich Hefter has been the Research and Development Manager of the Marking Division since 1984. He joined RSL in 1989 when RSL acquired Laser-Optronic's marking division from Coherent General, Inc. Dr. Hefter holds a Master's Degree and a Ph.D. in Physics from the University of Kaiserslautern, Germany.

William R. Hoover has been a member of the Company's Board of Directors since September 1996. He has been Chairman of the Board of Computer Sciences Corporation, a provider of information technology consulting, systems integration and outsourcing to industry and government, since November 1972. He has been consultant to that company since March 1995; prior to that, he was its President from November 1969 to March 1995 and its Chief Executive Officer from November 1972 until March 1995. Mr. Hoover serves as Director on the Boards of Merrill Lynch & Co., Storage Technology Corp. and Eltron International.

Ralph E. Reins has been a member of the Company's Board of Directors since September 1996. He became President and Chief Executive Officer of AP Parts International, Inc. in 1996. Previously, Mr. Reins served as President and Chief Executive Officer of Envirotest Systems Corp. in 1995, as President of Allied Signal Automotive from 1991 through 1994 and as President of United Technologies Automotive from 1990 to 1991. Prior to that, he was Chairman, Chief

Executive Officer, President and Chief Operating Officer of Mack Truck from 1989 to 1990 and President and Chief Executive Officer of ITT Automotive from 1985 to 1989. Mr. Reins is a member of the University of Michigan's National Advisory Council and the Society of Automotive Engineers.

Gary K. Willis has been a member of the Company's Board of Directors since September 1996. Since 1992, he has been President, Chief Executive Officer and Director of Zygo Corporation. He was an independent consultant between 1990 and 1992. Before 1990, Mr. Willis was President, Chief Executive Officer and a director of the Foxboro Company. Mr. Willis served as a director of Neworld Bank from 1991 through June 1994.


Relationships Among Directors or Executive Officers

     There are no family relationships among any of the directors or executive officers of the Company.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of securities ownership and changes in such ownership with the Securities and Exchange Commission (the "SEC"). Officers, directors and greater than ten percent shareholders are also required by rules promulgated by the SEC to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely upon a review of the copies of such forms, the absence of a Form 3 or Form 5 or written representations that no Form 5s were required, the Company believes that, with respect to the fiscal year ended September 30, 1996, its officers, directors and greater than ten percent beneficial owners complied with all applicable Section 16(a) filing requirements, except that amended Form 4s were filed by five executive officers of the Company, Messrs. Wirth, Martinen, Braun, Volkmar and Ferrario, in order to correct the date of an exempt transaction.

                     COMMITTEES OF THE BOARD OF DIRECTORS;
                    MEETINGS AND COMPENSATION OF DIRECTORS

     The Board of Directors did not meet during fiscal 1996. The Board has an Audit Committee and a Compensation Committee. It does not have a nominating committee or a committee performing the functions of a nominating committee.

     The Audit Committee. The responsibilities of the Audit Committee are to recommend to the Board of Directors the independent public accountants to be selected to conduct the annual audit of the books and records of the Company, review the proposed scope of such audit and approve the audit fees to be paid, review the adequacy and effectiveness of the accounting and internal financial controls of the Company with the independent public accountants and the Company's financial and accounting staff and review and approve transactions between the Company and its directors, officers and affiliates. The members of the Audit Committee are Mr. Reins and Mr. Willis. The Audit Committee held no meetings in fiscal 1996.

     The Compensation Committee. The responsibilities of the Compensation Committee are to provide a general review of the Company's compensation and benefit plans to ensure that they meet corporate financial and strategic objectives. The responsibilities of the Compensation Committee also include administering the Equity Incentive Plan and the Annual Incentive Plan (both of which are described below), including selecting the officers and salaried employees to whom awards will be granted and making such awards. The members of the Compensation Committee are Mr. Hoover and Mr. Reins. The Committee held no meetings in fiscal 1996.

     Compensation of Directors. Directors who are not employees of the Company are entitled to an annual cash retainer fee of $15,000 plus an honorarium of $1,000 and $500 for each board meeting and committee meeting, respectively, which they attend, plus reimbursement of expenses. In addition, at the time of the IPO (as defined herein), the Company adopted a non-employee director stock plan (the "Directors' Plan") which authorizes 100,000 shares of Common Stock for issuance pursuant to stock awards and restricted stock awards to non-employee directors. Under the Directors' Plan, each non-employee director who is first elected or appointed to the Board of Directors prior to age 65 will receive an initial grant of 1,500 shares of Common Stock and an annual grant of 1,500 shares of Common Stock in each subsequent year. Each non-employee director who is first appointed or elected to the Board of Directors after attaining age 65 will receive upon his or her initial appointment or election a one-time grant of 7,500 shares of restricted stock which will vest in five equal installments on the date of grant and each of the following four anniversaries thereof. Upon their initial appointment to the Board of Directors on

September 30, 1996, Messrs. Reins and Willis each received an initial grant of 1,500 shares of Common Stock and Mr. Hoover received a grant of 7,500 shares of restricted stock.

                    OWNERSHIP OF COMMON STOCK BY MANAGEMENT

     The following table sets forth information as of January 1, 1997, with respect to beneficial ownership of the Company's Common Stock by each director, each of the executive officers named in the Summary Compensation Table below (each, a "Named Executive Officer"), and the directors and executive officers of the Company as a group. To the Company's knowledge, each of the directors and executive officers has sole voting and investment power with respect to the shares he or she owns.

                             Number of Shares of
                                Common Stock
        Name                  Beneficially Owned            Percentage of Class
        ----                 -------------------            -------------------
Peter Wirth.................        2,300                            *
Hinrich Martinen............        2,500                            *

Gunther Braun...............        3,000                            *
Walter Volkmar..............        8,000                            *
Joseph Ferrario.............          500                            *
William R. Hoover...........       37,500                            *
Ralph E. Reins..............       11,500                            *
Gary K. Willis..............        6,500                            *
All directors and executive
  officers  as a group
  (11 persons)..............       71,800                            *
_____________________
* Less than one (1) percent of class.

                            PRINCIPAL STOCKHOLDERS

                             Beneficial Ownership

The following table sets forth information as to the only persons known to the Company to be the beneficial owner of more than five (5) percent of the Company's common stock:


 Name and address of             Amount and Nature
  Beneficial Owner           of Beneficial Ownership        Percentage of Class
 -------------------         -----------------------        -------------------
Janus Capital Corporation           1,000,000(a)                   8.7%
100 Fillmore Street, Suite 300
Denver, Colorado  80206-4823
_________________
(a) The information shown is as of November 8, 1996 and is based upon information disclosed in the Schedule 13G report filed with the SEC jointly by Janus Capital Corporation ("Janus Capital") and Thomas H. Bailey ("Mr. Bailey"). Janus Capital is a registered investment adviser which furnishes investment advice to several investment companies registered under Section 8 of the Investment Company Act of 1940 and individual and institutional clients (collectively referred to herein as "Managed Portfolios"). As a result of its role as investment adviser or sub-adviser to the Managed Portfolios, Janus Capital may be deemed to be the beneficial owner of the shares of Common Stock of the Company held by such Managed Portfolios. However, Janus Capital does not have the right to receive any dividends from, or the proceeds from the sale of, the securities held in the Managed Portfolios and disclaims any ownership associated with such rights. The Schedule 13G report discloses that Mr. Bailey is a stockholder of Janus Capital who owns approximately 12.2% of Janus Capital and serves as President and Chairman of the Board of Janus Capital. Although he does not own of record any shares of Common Stock of the Company and he has not engaged in any transaction in shares of Common Stock of the Company, as a result of such stock ownership and positions he may be deemed to exercise control over Janus Capital, and thus may be deemed to have the power to exercise or to direct the exercise of such voting and/or dispositive power that Janus Capital may have with respect to shares of Common Stock of the Company held by the Managed Portfolios. The Schedule 13G report further discloses that Janus Capital and Mr. Bailey have shared voting and investment power over the shares of Common Stock of the Company held by the Managed Portfolios.
       All shares reported herein have been acquired by the Managed Portfolios, and Mr. Bailey disclaims beneficial ownership over any shares of Common Stock of the Company that he or Janus Capital may be deemed to beneficially own. Furthermore, Mr. Bailey does not have the right to receive any dividends from, or the proceeds from the sale of, the securities held in the Managed Portfolios and disclaims any ownership associated with such rights.

                             CERTAIN TRANSACTIONS

     Prior to the consummation of the Company's initial public offering ("IPO") on September 30, 1996, the business of the Company was conducted by subsidiaries of Siemens AG ("Siemens"), a company organized under the laws of the Federal Republic of Germany whose principal business is the design, development, manufacture and marketing of a wide range of electrical and electronics products and systems. In connection with the IPO, Siemens and certain of its subsidiaries entered into the following agreements with the Company and certain of its subsidiaries with respect to the transfer of the laser business of Siemens to the Company.

Transfer Agreements

     The Company, Siemens and Siemens Power Corporation, a subsidiary of Siemens ("SPC"), entered into certain sale and transfer agreements (collectively, the "Transfer Agreements") pursuant to which, the Company purchased all of the outstanding capital stock of Rofin-Sinar Laser GmbH ("RSL") from Siemens and all of the outstanding capital stock of Rofin-Sinar Inc. ("RSI") from SPC for an aggregate purchase price of $70.1 million.

     The Transfer Agreements govern the allocation of liabilities and obligations of the respective businesses of the Company, Siemens and their respective subsidiaries. Pursuant to the Transfer Agreements, the Company and Siemens are each responsible for all claims and liabilities relating to its own business and the businesses of its respective subsidiaries (whether or not such claims and liabilities are asserted, or arise from activities occurring, prior to the closing of the Offerings), except as provided in the Transfer Agreements and the Tax Allocation and Indemnification Agreement (described below), and will each indemnify the other against such claims and liabilities.

     Pursuant to the Transfer Agreements, the Company and Siemens have each agreed to indemnify each other and their respective affiliates for certain liabilities that may arise after the offering date (which is defined to be the date of closing of the Offerings). The Company will indemnify Siemens and its affiliates for any claims or liabilities arising out of (i) the ownership or operation by the Company of its business, properties or assets after the completion of the Offerings, (ii) any breach or inaccuracy in any of the representations or warranties of the Company contained in the Transfer Agreements or (iii) any failure by the Company to perform any of its obligations, covenants or agreements contained in or contemplated by the Transfer Agreements. In addition, the Company irrevocably and unconditionally waives any right against Siemens or any of its subsidiaries for any reimbursement or funding of any losses incurred by RSL pursuant to a profit and loss transfer arrangement between RSL and Siemens which has been terminated and relating to periods following the termination for tax purposes of such arrangement.

     Siemens will indemnify the Company and its affiliates for (i) any breach or inaccuracy in any of the representations or warranties relating to Siemens contained in the Transfer Agreements, (ii) any failure by Siemens to perform any of its obligations, covenants or agreements contained in the Transfer Agreements and (iii) for all German and certain other taxes imposed upon RSL for tax periods prior to the consummation of the IPO (for fiscal 1996, in excess of amounts recorded or incurred in the ordinary course). Although Siemens received a dividend in respect of RSL's fiscal 1996 earnings shortly before the end of such fiscal year, a capital contribution in like amount was made to RSL by Siemens immediately prior to the transfer of the RSL stock to the Company, with the effect that such earnings were for the account of RSL. Siemens and the Company have also agreed that the Company will bear a pro rata portion of the expenses of the IPO.

     The Transfer Agreements also provide that Siemens and its subsidiaries, subject to certain exceptions, will not engage in the design, development, engineering, manufacture and marketing of laser products for material processing applications for a period of four years after the closing of the IPO.

Tax Allocation and Indemnification Agreement

     For United States federal income tax reporting purposes, for periods prior to September 30, 1996, the Company and RSI filed a consolidated federal income tax return with other members of the affiliated group of corporations of which Siemens Corporation ("SC"), the parent company of SPC, is the common parent (the "SC Group"). Under United States Federal income tax law, each corporation in a consolidated group is liable for all taxes of the consolidated group. In the event that SC and other members of the SC Group do not discharge the tax obligations for Federal income tax periods of the SC Group which end with the tax period which includes the date of consummation of the Offerings, the Company and RSI could be required under law to satisfy such obligations.

     The Company, RSI, SC and SPC entered into a Tax Allocation and Indemnification Agreement (the "TAIA") to reflect the fact that the Company and RSI are no longer be a part of the SC Group because of the IPO. Pursuant to the TAIA, the SC Group will bear the economic burden of all income taxes imposed on the income of any member of the SC Group, including the Company and RSI, with respect to a tax period prior to September 30, 1996. SC and SPC will indemnify the Company and RSI for (i) all such income taxes and (ii) any reduction in the deferred tax asset of RSI attributable to its net operating loss carryforwards, which reduction results from an adjustment to taxable income for periods prior to September 30, 1996. The TAIA also contains provisions for the disposition of audits and contests regarding tax items relating to RSI during the period it was a member of the SC Group.

Intercompany Transactions

     In the ordinary course of business, the Company and its subsidiaries and Siemens or affiliates of Siemens have from time to time entered into various business transactions and agreements, and the Company and its subsidiaries and Siemens or such affiliates of Siemens may enter into additional transactions and agreements from time to time in the future.

     The Company and its subsidiaries have provided certain products (primarily laser markers) and related services to Siemens and its affiliates. Revenue from such transactions amounted to $2.9 million, $1.2 million and $5.4 million for the fiscal years ended September 30, 1994, 1995 and 1996, respectively. In addition, the Company and its subsidiaries have from time to time purchased certain products (primarily electrical components, subassemblies and computers used in the Company's products) from Siemens and its affiliates. Such purchases totalled approximately $2.7 million, $2.4 million and $4.4 million for the fiscal years ended September 30, 1994, 1995 and 1996, respectively. The Company expects to continue to engage in transactions involving products and services with Siemens and its affiliates on generally the same basis as it would engage in transactions with any other unaffiliated third party. In addition, the Company and Siemens intend to continue their cooperative relationship for the development of certain advanced industrial laser technologies.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. Hoover and Mr. Reins are the members of the Compensation Committee of the Board of Directors of the Company, neither of whom is an officer of the Company. There are no compensation committee interlocks involving executive officers of the Company.

                EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation Committee Report on Executive Officer Compensation

     Prior to the IPO, as a wholly-owned subsidiary of Siemens, the Company's executive compensation program was set by Siemens based upon its own business purposes. The Compensation Committee was organized at the time of the IPO, and consists solely of non-management directors. The current members of the Compensation Committee are Messrs. Hoover and Reins.

Policies, Goals and Responsibilities

     The Compensation Committee is responsible for oversight and administration of executive compensation. The philosophy of the Compensation Committee is to establish an executive compensation program that will allow the Company to achieve the following objectives:

     o Attract, retain and motivate key executives of the Company.

     o Tie executive pay to shareholder value creation through the use of equity-based incentives.

     o Link pay to performance by making individual compensation directly dependent upon the achievement of certain predetermined performance goals.

     As a newly public company, the Compensation Committee recognizes that a transition period is necessary to fully achieve the objectives it has established. Accordingly, with respect to the Company's current fiscal year, the Compensation Committee has carried forward Siemens's historical compensation policies, but with an increased emphasis on annual and long-term incentives and comparisons to comparable companies. The Compensation Committee is continuing to evaluate its current executive compensation program in relation to its philosophy and objectives in order to enhance consistency between these elements in the future.

     In contemplation of the IPO, the Company also retained independent compensation consultants to assist in the formulation of salary and incentive compensation programs for the Company's executive officers. The use of independent consultants has provided additional assurance that the Company's compensation programs are appropriately aligned with its objectives, and that, based upon survey data, executive compensation levels are appropriately aligned with the compensation levels of persons in similar positions at comparable companies, taking into account, in certain instances, differences between U.S. and German compensation practices.

Components of Compensation

     Base Salaries. In fiscal year 1996, executive officer base salaries were set by Siemens based upon its business objectives. At the time of the IPO, the Company reevaluated salary levels based upon survey data and recommendations provided by its independent compensation consultants. Accordingly, during the current transition period, both Siemens's historical practices and the information and recommendations provided by the Company's independent consultants have been taken into account in determining salary levels. The Compensation Committee anticipates that, in the future, executive officer base salaries will be reviewed on an annual basis and that base salary increases will be determined by an evaluation of factors which may include individual performance and comparisons with salaries paid at comparable companies.

     Annual Incentives. In fiscal year 1996, the Company's executive officers received discretionary bonuses determined by the Chairman of the Advisory Board of RSL. At the time of the IPO, the Company established the Annual Incentive Plan, in which key employees, including executive officers, are eligible to participate at the discretion of the Compensation Committee. The Compensation Committee has determined that bonuses with respect to the Company's current fiscal year will be based upon the degree to which the Company (or, with respect to middle management, the applicable business unit or division of the Company) achieves certain preset performance goals related to net sales, order entry and after-tax profits. The maximum bonus each participant may receive under the Annual Incentive Plan is expressed as a percentage of salary, with percentages varying among participants based upon their positions at the Company. The Compensation Committee anticipates that, in the future, survey data and comparisons to comparable companies will also be considered in determining performance criteria and bonus levels.

     Long-Term Incentives. At the time of the IPO, the Company also implemented an Equity Incentive Plan which provides for grants of stock options, restricted stock and performance shares to officers and other key employees of the Company.

     In connection with the IPO, key employees of the Company, including the executive officers, received grants of stock options under the Equity Incentive Plan. All such stock options were granted with an exercise price equal to the initial public offering price of the Company's shares and will vest in equal installments on each of the first five anniversaries of the date of grant. The award size for each executive officer was determined primarily by a comparison to the sizes of awards to persons in similar positions in a survey group of companies with sales of less than $500 million per year provided by the Company's independent consultants, and by reviewing typical initial option grants made by other companies that had recently engaged in initial public offerings.

     The Compensation Committee believes that stock options are an important part of incentive compensation because stock options only have value if stock price increases over time. Consequently, the Compensation Committee anticipates that additional option grants will be made to the executive officers and other key employees of the Company from time to time to reflect their ongoing contributions to the Company, to provide additional incentives and to take into account practices at competitive companies.

Compensation of the Chairman of the Board and Chief Executive Officer


     In 1996, Mr. Wirth's compensation was determined pursuant to the terms of his employment agreement with RSL, which took effect in 1994 and terminated effective with the IPO. Mr. Wirth's employment agreement provided for a base annual salary (subject to annual adjustment) and discretionary annual bonuses determined by the Chairman of the Advisory Board of RSL.

     Effective with the IPO, the Company entered into a new employment agreement with Mr. Wirth, providing for a minimum base annual salary of $245,000 (subject to periodic adjustment) and annual incentive bonuses. Mr. Wirth's minimum salary level was determined based upon the recommendations of the Company's independent compensation consultants as well as historical practices at Siemens. The Compensation Committee has determined that Mr. Wirth's annual bonus with respect to the Company's current fiscal year will be based upon the Company's attainment of certain predetermined performance goals related to net sales, order entry and after-tax profits. The maximum bonus that Mr. Wirth will receive, if all applicable performance targets are achieved, will equal 45% of base salary.

     In connection with the IPO, Mr. Wirth was granted options to purchase 42,000 shares of stock. The number of shares awarded to Mr. Wirth was determined primarily by a comparison to the award sizes to chief executive officers in a survey group of companies with sales of less than $500 million per year provided by the Company's independent consultants, and by reviewing typical initial option grants made by other companies that had recently engaged in initial public offerings. The options vest in equal installments on each of the first five anniversaries of the date of grant and have an exercise price equal to the initial public offering price.

Policy with Respect to Qualifying Compensation for Deductibility

     Section 162(m) of the Internal Revenue Code generally limits to $1,000,000 the tax deductible compensation paid for a particular year to the chief executive officer and to each of the four highest-paid executive officers who are employed as executive officers on the last day of such year (the "Covered Executive Officers"). Presently, because of the application of certain transition rules and grandfather provisions, the Company does not expect any of the Covered Executive Officers' compensation to be subject to the deductibility limit. While it is the Compensation Committee's intention to maximize the deductibility of compensation paid to executive officers, the Compensation Committee may, from time to time, reevaluate its policy with respect to Section 162(m).



                              COMPENSATION COMMITTEE
                              William R. Hoover
                              Ralph E. Reins

Executive Compensation

     The following table presents information concerning compensation paid for services to the Company during fiscal 1996 and 1995 to the Chief Executive Officer and the four other most highly compensated executive officers (the "Named Executive Officers") of the Company.

                    SUMMARY COMPENSATION TABLE


                                                                                          Long-Term
                                                                                         Compensation
                                                                             Other        Securities
                                                                            Annual        Underlying          All Other
                                                                            Compens-       Options/           Compens-
Name and Principal Position       Year     Salary($)(1)    Bonus($)(2)      ation(3)        SARs(#)            ation(4)
---------------------------       ----     -----------     ----------       --------     ------------         ---------
Peter Wirth                       1996      $239,449         $40,683                           42,000
  Chairman, Chief Executive       1995      $231,236         $20,684                             --                  --
  Officer, and President

Hinrich Martinen                  1996      $214,524         $40,683                           36,000
   Executive Vice President,      1995      $206,796         $20,684                             --                  --
   Research & Development, and
   Chief Technical Officer

Gunther Braun                     1996      $137,110         $33,903                           36,000
   Executive Vice President,      1995      $129,980         $13,789                             --                  --
     Finance and Administration,
     and Chief Financial Officer

Walter Volkmar                    1996      $139,375         $19,944                           30,000
   Manager, RSL Marking           1995      $132,675         $20,250                              --                 --
   Division

Joseph Ferrario(5)                1996      $139,100         $43,448         $9,437            30,000             $3,370
 President, RSI                   1995      $133,900         $49,754                              --              $5,510


------------

(1) Amounts paid in German marks have been translated into U.S. dollars at the weighted average exchange rate for the relevant fiscal year (for fiscal year ended September 30, 1995: US$1.00 : DM 1.4504; for fiscal year ended September 30, 1996: US$1.00 : DM 1.4748).

(2) Includes discretionary bonuses awarded by Siemens (with respect to Messrs. Wirth, Martinen and Braun), and bonuses awarded pursuant to the RSL

     Annual Bonus Plan (with respect to Mr. Volkmar) and the RSI Incentive Compensation Plan (with respect to Mr. Ferrario).

(3) Amount shown represents tax reimbursement payments made to Mr. Ferrario by RSI.

(4) Amounts shown represent matching contributions made by RSI on behalf of Mr. Ferrario in accordance with the terms of the Siemens Savings Plan, in which Mr. Ferrario and other RSI employees participated prior to the closing of the IPO, at which time the account balances of RSI employees under the Siemens Savings Plan were transferred to a successor 401(k) plan adopted by RSI.

(5) Pursuant to a letter agreement between the Company and Mr. Ferrario, Mr. Ferrario's employment as President of RSI terminated effective December 20, 1996 and Mr. Ferrario's employment with the Company will terminate in all capacities effective December 20, 1997 (See -- Termination of Employment Agreement With Mr. Ferrario).

     The following table presents information concerning grants of stock options during fiscal 1996 to each of the Named Executive Officers.

            INDIVIDUAL GRANTS OPTION/SAR GRANTS IN FISCAL YEAR 1996


                     Number of         % of Total                                         Potential Realizable Value
                     Securities         Options                                             at Assumed Annual Rates
                     Underlying        Granted to                                               of Stock Price
                      Options          Employees        Exercise                            Appreciation for Option
                      Granted (#)      in Fiscal     Price ($ / Sh)     Expiration                 Term (3)
    Name                 (1)             Year             (2)             Date             5% ($)            10% ($)
    ----             ------------      ----------    --------------     ----------         --------           -------
Peter Wirth             42,000          13.46%           $9.50           9/26/06           250,740            635,880
Hinrich Martinen        36,000          11.56%           $9.50           9/26/06           214,920            545,040
Gunther Braun           36,000          11.56%           $9.50           9/26/06           214,920            545,040
Walter Volkmar          30,000           9.62%           $9.50           9/26/06           179,100            454,200
Joseph Ferrario(4)      30,000           9.62%           $9.50           9/26/06           179,100            454,200

-----------------

(1) All option grants to the Named Executive Officers were made pursuant to the Equity Incentive Plan at the time of the IPO.

(2) All options were granted to the Named Executive Officers at an exercise price equal to the initial public offering price. All options will vest and becomes exercisable in equal installments on each of the first five anniversaries of the date of grant. Pursuant to the terms of the awards, all options will, subject to the discretion of the Compensation Committee, become fully exercisable upon the occurrence of a change in control as defined in the Equity Incentive Plan.

(3) Potential gains are net of exercise price, but before taxes associated with exercise. These amounts represent assumed rates of appreciation only, based on SEC rules, and do not represent the Company's estimate or projection of the Company's stock price in the future. Actual gains, if any, on stock option exercises depend upon the actual future performance of Common Stock and the continued employment of the option holders through the vesting period. The amounts reflected in this table may not necessarily be achieved.

(4) Pursuant to a letter agreement between the Company and Mr. Ferrario, Mr. Ferrario's employment as President of RSI terminated effective December 20, 1996 and Mr. Ferrario's employment with the Company will terminate in all capacities effective December 20, 1997 (See -- Termination of Employment Agreement With Mr. Ferrario). As a result of the termination of Mr. Ferrario's employment with the Company, all of his options will be forfeited.

                        AGGREGATED OPTION/SAR EXERCISES
                        IN FY 1996 AND FY 1996 YEAR-END
                               OPTION/SAR VALUES

                                                                            Value of
                                                        Number of          Unexercised
                                                       Unexercised         In-The-Money
                                                        Options at         Options at
                      Shares                            FY-end (#)          FY-End ($)
                    Acquired on        Value           Exercisable/       Exercisable /
      Name          Exercise (#)     Realized ($)      Unexercisable      Unexercisable (1)
      ----          -----------      ------------      -------------      ----------------
Peter Wirth             --             --               0 / 42,000          0 / $57,750
Hinrich Martinen        --             --               0 / 36,000          0 / $49,500
Gunther Braun           --             --               0 / 36,000          0 / $49,500
Walter Volkmar          --             --               0 / 30,000          0 / $41,250
Joseph Ferrario         --             --               0 / 30,000 (2)      0 / $41,250

------------
(1) Based on the closing price of Common Stock, as reported on the NASDAQ National Market, at September 30, 1996, which was $10-7/8 per share.

(2) As a result of the termination of Mr. Ferrario's employment with the Company, all of his options will be forfeited (See -- Termination of Employment Agreement With Mr. Ferrario).

Pension Plans

  RSL Pension Plan

     Messrs. Wirth, Martinen, Braun and Volkmar participate in the Rofin-Sinar Laser GmbH Pension Plan (the "RSL Pension Plan") for RSL executives, an unfunded plan in accordance with the typical practices of German companies. The RSL Pension Plan provides pensions to participants who (i) retire on or after age 60 or terminate employment due to a permanent disability and (ii) have served at least ten years with RSL at the time of separation.

     The annual benefits payable under the RSL Pension Plan, which commence at the statutory retirement age of 65 (according to German law), are based upon the age at which the participant leaves RSL. Book reserves are kept to record benefits accruals under the RSL Pension Plan. Messrs. Wirth, Martinen, Braun and Volkmar joined or were deemed to have joined (as applicable), the RSL Pension Plan on July 1, 1979, October 1, 1981, November 1, 1984 and March 1, 1985, respectively. Assuming retirement at or after age 60, Messrs. Wirth, Martinen, Braun and Volkmar would receive a monthly pension benefit of $2,822, $2,726, $1,907 and $1,271, respectively (at the German mark/U.S. dollar exchange rate in effect on December 31, 1996).

Siemens Corporation Retirement Plan

     In fiscal year 1996, RSI employees participated in the Siemens Corporation Retirement Plan, a qualified defined benefit plan maintained for U.S. employees of Siemens. Under that plan, employees receive annual pension benefits equal to the product of (i) the sum of 1.125% of the first $12,000 of average final compensation and 1.5% of "average final compensation" in excess of that amount, and (ii) the number of years of service in which the employee was employed by a participating employer. Average final compensation is based upon the period of four consecutive plan years out of the last ten full plan years preceding the employee's retirement which produces the highest amount. Pension benefits under the Siemens Corporation Retirement Plan are subject to reduction for benefits payable to the employee under any other qualified defined benefit plan attributable to the same period of service as the benefits payable under the Siemens Corporation Retirement Plan.

     Siemens also maintains the Siemens Corporation Pension Preservation Plan, a nonqualified and unfunded plan in which certain employees of RSI (including Mr. Ferrario) participated prior to the IPO, which is designed to provide benefits in excess of the applicable Internal Revenue Code limitations on qualified plan benefits.

     The following table shows the estimated annual pension benefits provided by the combination of the Siemens Corporation Retirement Plan and the Siemens Corporation Pension Preservation Plan, based on the remuneration and years of service classifications indicated:

                              PENSION PLAN TABLE

                                      Years of Service
                    ---------------------------------------------------
Remuneration (1)      15          20        25        30          35
-----------------   -------    -------   -------   --------    --------
$125,000.........   $27,450    $36,600   $45,750   $ 54,900    $ 64,050
 150,000.........    33,075     44,100    55,125     66,150      77,175
 175,000.........    38,700     51,600    64,500     77,400      90,300
 200,000.........    44,325     59,100    73,875     88,650     103,425
 225,000.........    49,950     66,600    83,250     99,900     116,550
 250,000.........    55,575     74,100    92,625    111,150     129,675

-------------

(1) Annual pension benefits are calculated with respect to remuneration levels of up to $250,000, which amount is in excess of 120% of the covered compensation of Mr. Ferrario, the only Named Executive Officer who has participated in either the Siemens Corporation Retirement Plan or the Siemens Corporation Pension Preservation Plan. The amounts shown are on a single life annuity basis and assume retirement at age 65. As of September 30, 1996, Mr. Ferrario had two years of benefit service under the Siemens Corporation Retirement Plan. Mr. Ferrario's covered compensation under the Siemens Corporation Retirement Plan does not differ by more than 10% from his annual compensation set forth in the Summary Compensation Table.

Rofin-Sinar Inc. Pension Plan

     Effective as of the closing of the IPO, RSI adopted a new defined benefit plan for its employees known as the Rofin-Sinar Inc. Pension Plan, to which Siemens transferred all liabilities relating to RSI employees (including both active employees and retirees) under the Siemens Corporation Retirement Plan and an amount required under Section 414(l) of the Internal Revenue Code to satisfy such liabilities. The Rofin-Sinar Inc. Pension Plan contains substantially similar terms to the Siemens Corporation Retirement Plan. RSI has not established a successor plan to the Siemens Pension Preservation Plan.

     Mr. Ferrario is the only Named Executive Officer who participates in the Rofin-Sinar Inc. Pension Plan. As Mr. Ferrario's employment with the Company will terminate prior to the vesting of his benefits under the plan, he will not be entitled to receive pension benefits.

Employment Agreements and Termination of Employment Arrangements

  Employment Agreements with Named Executive Officers

     In August 1994, RSL entered into an employment agreement with Peter Wirth pursuant to which Mr. Wirth agreed to serve as RSL's General Manager. Mr. Wirth also agreed not to compete with RSL throughout the term of his employment with RSL and not to disclose any confidential information thereafter. In exchange for his services, RSL agreed to compensate Mr. Wirth with a base salary of $228,800 per annum (subject to annual adjustment). The agreement also provided for a yearly discretionary bonus determined by the Chairman of the Shareholder's Advisory Board of RSL. Effective with the IPO, this agreement terminated and the Company entered into a new employment agreement with Mr. Wirth, the terms of which are described below.

     In June 1987, RSL entered into an employment agreement with Hinrich Martinen pursuant to which Mr. Martinen agreed to serve as RSL's Technical Director - Research and Development Operations. Mr. Martinen also agreed not to compete with RSL throughout the term of his employment, and not to disclose any confidential information thereafter. In exchange for his services, RSL agreed to compensate Mr. Martinen with a base salary of $175,770 per annum (subject to annual adjustment). The agreement also provided for a yearly discretionary bonus determined by the Chairman of the Shareholder's Advisory Board of RSL. Effective with the IPO, this agreement terminated and the Company entered into a new employment agreement with Mr. Martinen, the terms of which are described below.

     In January 1994, RSL entered into an employment agreement with Gunther Braun pursuant to which Mr. Braun agreed to serve as RSL's Financial Director. Mr. Braun also agreed not to compete with RSL throughout the term of his employment with RSL and for six months thereafter, and not to disclose any confidential information thereafter. In exchange for his services, RSL agreed to compensate Mr. Braun with a base salary of $122,615 per annum (subject to annual adjustment). The agreement also provided for a yearly discretionary bonus determined by the Chairman of the Shareholder's Advisory Board of RSL.

Effective with the IPO, this agreement terminated and the Company entered into a new employment agreement with Mr. Braun, the terms of which are described below.

     Effective with the IPO, the Company and RSL entered into new employment agreements with Messrs. Wirth, Martinen and Braun (collectively, the "New Employment Agreements"), under which the executives have retained the job titles specified in their prior employment agreements, and are entitled to a base compensation of not less than DM 367,500, DM 319,500 and DM 231,000, respectively ($245,000, $213,000 and $154,000, respectively, at an exchange rate of DM 1.5 per $1.00) plus a yearly discretionary bonus determined by the Compensation Committee. Each New Employment Agreement has an indefinite term, subject to earlier termination by either the Company and RSL or the executive upon two years' prior notice, which notice may not be given by either the Company and RSL or the executive prior to the second anniversary of the closing of the IPO. In accordance with the New Employment Agreements, each executive has agreed (i) not to disclose or exploit any of the Company's Confidential Information (as defined therein), (ii) to assign to the Company all inventions or improvements made by the executive in the course of his employment with the Company, and (iii) not to compete with the Company for a six month period after the completion of his term of employment with the Company. During any such six month period, the executive is entitled under German law to receive half of his monthly salary.

Termination of Employment Agreement with Mr. Ferrario

     In December 1996, the Company and Mr. Ferrario entered into a letter agreement (the "Termination Agreement") pursuant to which Mr. Ferrario's employment as President of RSI terminated effective December 20, 1996 and his twelve-month leave of absence (the "Twelve-Month Leave") commenced. Mr. Ferrario will provide consulting services to the Company during the Twelve-Month Leave to the extent reasonably requested by the Company. Effective December 20, 1997, Mr. Ferrario's employment by the Company will terminate in all capacities. During the Twelve-Month Leave, Mr. Ferrario will receive payments from the Company with an aggregate value of $175,000 and will continue to participate in all employee benefit plans and policies of the Company (other than RSI's 401(k) plan) in which he was participating prior to the commencement of the Twelve-Month Leave. If, however, Mr. Ferrario enters into employment with another employer during the Twelve-Month Leave, his right to such benefits will be immediately forfeited, other than his right to the $175,000 payment. Pursuant to the Termination Agreement, Mr. Ferrario's options to purchase 30,000 shares of Common Stock, granted in connection with the IPO, will be forfeited upon his termination of employment with the Company. The Termination Agreement also contains certain non-competition and confidentiality covenants.

Stock Performance Graph

     The Company commenced its IPO on September 26, 1996. Because there were only three trading days from September 26, 1996 to and including September 30, 1996 (the last day of the Company's 1996 fiscal year), the Company has been advised that it is not required, under current SEC interpretations of the proxy rules, to comply with the requirement of Item 402(l) of Regulation S-K to furnish a stock performance graph.

                                 PROPOSAL TWO:
                        INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors recommend the appointment of KPMG Peat Marwick LLP, Independent Auditors for the Company during the fiscal year 1996, to serve in the same capacity for the fiscal year ending September 30, 1997, and is asking the stockholders to ratify this appointment. The affirmative vote of a majority of the shares represented and voting at the Annual Meeting is required to ratify the selection of KPMG Peat Marwick LLP. Unless otherwise instructed, the proxy holder will vote the proxies received for the ratification of KPMG Peat Marwick LLP as the independent auditors for fiscal 1997.

     In the event the stockholders fail to ratify the appointment, the Board of Directors will reconsider its selection. Even if the selection is ratified, the Board of Directors in its discretion may direct the appointment of a different independent auditing firm at any time during the year if the Board of Directors believes that such a change would be in the best interests of the Company and its stockholders.

     A representative of KPMG Peat Marwick LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

     KPMG Peat Marwick LLP has audited the Company's financial statements for fiscal 1994 to 1996.

Recommendation of the Board of Directors Concerning the Election of Directors

     The Board recommends a vote FOR ratification of the appointment of KPMG Peat Marwick LLP as the Company's independent auditor for the current fiscal year.

                           EXPENSES OF SOLICITATION

     All expenses incurred in connection with the solicitation of proxies will be borne by the Company. The Company will request brokerage houses, custodians, fiduciaries and nominees to forward proxy materials to their principals and will reimburse them for their reasonable expenses in doing so. Solicitation may also be undertaken by mail, telephone and personal contact by directors, officers and employees of the Company without additional compensation.

     The Bank of New York, the Company's transfer agent and registrar, will receive and tabulate proxies and will provide representatives to act as inspectors of election at the Annual Meeting.

                            STOCKHOLDERS' PROPOSALS

     Proposals of stockholders intended to be presented at the 1998 Annual Meeting of Stockholders must be received by the Company on or before Friday, January 16, 1998, to be eligible for inclusion in the Company's proxy statement and proxy relating to that meeting. Proposals should be addressed to Derek Heins, Assistant Secretary, Rofin-Sinar Technologies Inc., 45701 Mast Street, Plymouth, Michigan 48170.

     Under the Company's Certificate of Incorporation and By-Laws, stockholders desiring to nominate persons for election as directors or bring other business before the annual meeting must deliver or mail a notice to the Secretary that must be received at the principal executive offices of the Company not less than 60 days nor more than 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting is mailed or such public disclosure of the date of the annual meeting is made, whichever first occurs. Stockholders' notices must contain the specific information set forth in the Certificate of Incorporation and the By-Laws. Stockholders will be furnished a copy of the Company's Certificate of Incorporation and By-Laws without charge upon written request to the Secretary of the Company.

                               OTHER INFORMATION

     The Company knows of no other matters which will be presented for consideration at the Annual Meeting. If any other matters or proposals properly come before the meeting, including voting for the election of any person as a Director in place of a nominee named herein who becomes unable to serve or for good cause will not serve, and voting on proposals omitted from the proxy statement pursuant to the rules of the Securities and Exchange Commission, it is intended that proxies received will be voted in accordance with the discretion of the proxy holders.

     The Annual Report to Stockholders of the Company for the fiscal year ended September 30, 1996, which includes financial statements, is enclosed. The Annual Report does not form any part of the material for the solicitation of proxies.

     Any stockholder who desires a copy of the Company's 1996 Annual Report on Form 10-K filed with the Securities and Exchange Commission may obtain a copy (excluding exhibits) without charge by addressing a written request to the Assistant Secretary, Rofin-Sinar Technologies Inc., 45701 Mast Street, Plymouth, Michigan 48170.


                                   By Order of the Board of Directors

                                   /s/ Peter Wirth
                                   ------------------------
                                   Peter Wirth
                                   Chairman of the Board,
                                   President and
                                   Chief Executive Officer


Plymouth, Michigan
January 28, 1997

1. Election of Directors              2. Proposal to ratify the appointment of KPMG       3. In their discretion, the Proxies are
   For Election to Term Expiring         Peat Marwick LLP as the Company's independent       authorized to vote upon such other
   in 2000; Gunther Braun and            accountants for the fiscal year ending              further business, if any, as lawfully
   Ralph E. Reins                        September 30, 1997.                                 may be brought before the meeting.

For /  /  Withheld / /  Exceptions*/ /   For / /  Against / /  Abstain / /                Address Change
                                                                                          and/or Comments Mark Here  / /

*Exceptions__________________________________________________
To vote your shares for all Director nominees, mark the "For"
box on Item 1. To withhold voting for all nominees, mark the              When signing as attorney, as executor, administrator,
"Withhold" box. If you do not wish your shares voted "For" a              trustee or guardian, please give full title as such. If a
particular nominee, mark the "Exceptions" box and enter the               corporation, please sign in full corporate name by
name(s) of the exception(s) in the space provided.                        President or other authorized officer. If a partnership,
                                                                          please sign in partnership name by authorized person.

                                                                          DATED_____________________________________________, 1997
                                                                          SIGNED__________________________________________________
                                                                          ________________________________________________________
                                                                          Please sign exactly as name appears hereon. When shares
                                                                          are held by joint tenants, both should sign.

Sign, Date and Return the Proxy Card Promptly Using the                   Votes must be indicated
Enclosed Envelope.                                                        (x) in Black or Blue ink.  /X/

                         ROFIN-SINAR TECHNOLOGIES INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Peter Wirth, Gunther Braun and Derek Heins as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated below, all the Common Shares of Rofin-Sinar Technologies Inc. which the undersigned is entitled to vote at the Annual Meeting to be held on March 18, 1997 or any adjournment thereof.

     This proxy will be voted as directed. If no direction is indicated, this proxy will be voted FOR proposals 1 and 2.

                            (Continued on Reverse)